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Exhibit 99


Zeppelin Software, Inc. Appoints New Director

PORT ORCHARD, Washington---September 25, 2002---The Board of Directors of Zeppelin Software, Inc. (OTC:BB: ZEPP.OB) welcomes and announces the appointment of William J. Hennessey to the Company's Board of Directors.


Mr. Hennessey is an experienced financial industry executive and advisor with a corporate and merchant banking background with experience in structuring and financing new ventures. With J.P. Morgan for over 15 years, his responsibilities covered corporate finance, treasury, and mergers and acquisitions. He has a broad, first-hand knowledge of the oil and gas industry and is active in all facets of the domestic and international energy markets. He has established relationships within the oil field service industry and has financed several of the industry's largest on shore and off shore drilling contractors. He developed relationships with the largest seismic companies and has financed the operations in numerous domestic and offshore projects, including projects in China, the Middle East and the Gulf region. He has worked with major oil companies (Shell, Mobil, Chevron) on crude liftings and was intimately involved with financing and structuring oil trading transactions with several of the largest oil companies. He has a sound knowledge of reservoir engineering, structuring the financing for production, and working with commercial and investment banking firms on acquisition financing. He has consulted on a regular basis for projects that require equity participation and has been successful in identifying investor capital for various projects. Mr. Hennessey is experience with tax issues, risk management, hedging political risks, and dealing with cross-border financing issues.


Mr. Hennessey's knowledge and experience will provide Zeppelin with exceptional leadership during a time when the company is in the process of growing the company.


About Zeppelin Software, Inc.


Zeppelin Software, Inc. is a public company engaged in the development of new wireless products and services.

The foregoing press release includes "forward looking statements" within the meaning of, and made pursuant to, the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company or events, or timing of events, relating to the Company to materially differ from those expressed or implied by such forward looking statements. Zeppelin Software, Inc. refers interested parties to its Registration Statement filed 9/15/99, as amended, and other SEC filings for a complete description of, and discussions about, Zeppelin Software, Inc.

Contact:
Zeppelin Software, Inc.
Secretary/ Treasurer/Director:
Donald J. Cheney,  253/709-2494